
<ARTICLE>                  5

<PERIOD-TYPE>                                        3-MOS
<FISCAL-YEAR-END>                                    MAR-31-2000
<PERIOD-END>                                         JUN-30-1999
<CASH>                                               576,356
<SECURITIES>                                         522,838
<RECEIVABLES>                                        145,080<F1>
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               13,057,771
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       30,128,889<F2>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           17,619,160
<TOTAL-LIABILITY-AND-EQUITY>                         30,128,889<F3>
<SALES>                                              000
<TOTAL-REVENUES>                                     757,978<F4>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     828,551<F5>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   201,092
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (1,018,032)<F6>
<EPS-BASIC>                                        (10.08)
<EPS-DILUTED>                                        000

<F1>Included in receivables:  Accounts receivable,  net of $112,830 and Interest receivable of $32,250. <F2>Included in total assets: Prepaid expenses of $10,104, Tenant security deposits of $94,211, Replacement reserves of $215,427, Other assets of $228,699, Investments in Local Limited Partnerships of $14,953,274, Deferred acquisition fees escrow of $112,500 and Deferred expenses, net of $212,629. <F3>Included in Total Liabilities and Equity: Accounts payable to affiliates of $2,068,949, Accounts payable and accrued expenses of $531,229, Interest payable of $323,056, Notes payable, affiliate of $514,968, Security deposits payable of $84,471, Deferred acquisition fees payable of $112,500, Advances from affiliate of $200,000, Mortgage notes payable of $7,789,986 and Minority interest in Local Limited Partnerships of $884,570. <F4>Total revenue includes: Rental of $613,353, Investment of $12,229, Recovery of bad debt of $80,639, and Other of $51.757. <F5>Included in Other Expenses: Asset management fees of $91,815, General and administrative of $103,442, Property management fees of $29,683, Rental operations, exclusive of depreciation of $407,096, Depreciation of $155,339 and Amortization of $41,176. <F6>Net loss reflects:
Equity in losses of Local Limited Partnerships of $554,641, Loss on liquidation of interest in Local Limited Partnership of $193,883 and minority interest in losses of Local Limited Partnerships of $2,157.

